CONSENT OF INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 13, 2004, except for Note 9 which is as of October 27, 2004, relating to the financial statements of PRB Transportation, Inc., which is contained in that Prospectus.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 27, 2004 relating to the financial statements of TOP Gas Gathering, LLC, which is contained in that Prospectus.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 6, 2004 relating to the statements of revenues and direct operating expenses of Certain Gas Gathering Assets of Bear Paw Energy, LLC, which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Ehrhardt Keefe Steiner & Hottman, PC

Denver, Colorado

October 29, 2004